As filed with the Securities and Exchange Commission on May 21, 2010

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________________________

MULTIMEDIA GAMES, INC.
(Exact name of registrant as specified in its charter)

Texas	74-2611034
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

206 Wild Basin Road, South, Bldg B, Suite 400
Austin, Texas 78746
(Address of principal executive offices)
__________________________________________________

MULTIMEDIA GAMES, INC. CONSOLIDATED EQUITY INCENTIVE PLAN
(Full title of the plan)
__________________________________________________

Uri Clinton
Senior Vice President, General Counsel and Corporate Secretary
Multimedia Games, Inc.
206 Wild Basin Road, South, Bldg. B, Suite 400
Austin, TX 78746
(512) 334-7500
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
__________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):
Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,266,288 shares(3)	$4.75	10,764,868	$767.54

(1)
Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of common stock issuable under the terms of the Multimedia Games, Inc. Consolidated Equity Incentive Plan (the “Consolidated Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933 (the “Securities Act”), based upon the average of the high and low prices of the Registrant's common stock as reported on the NASDAQ Global Select Market on May 14, 2010.

(3)
The amount to be registered represents (i) 1,161,213 shares of common stock initially approved by the Registrant’s shareholders on March 23, 2010, plus (ii) 1,105,075 shares of common stock pursuant to awards that lapsed under the Prior Plans (defined below) between March 23, 2010 and the date of this Registration Statement.

EXPLANATORY NOTE

Multimedia Games, Inc. (the “Registrant”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 2,266,288 shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”).  All 2,266,288 shares registered hereunder (the “Carryover Shares”) were previously registered under Registration Statements 333-51072 (filed on December 1, 2000), 333-100611 (filed on October 18, 2002), 333-114345 (filed on April 8, 2004) and 333-159242 (filed on May 14, 2009) (collectively, the “Prior Registration Statements”), for offer or sale under the Registrant’s 2000 Stock Option Plan, 2001 Stock Option Plan, 2002 Stock Option Plan, 2003 Outside Director Stock Option Plan, and 2008 Employment Inducement Award Plan (collectively, the “Prior Plans”).

On March 10, 2010, the Board of Directors approved, subject to shareholder approval, the Consolidated Equity Incentive Plan (the “Consolidated Plan”).  Effective March 23, 2010, the Consolidated Plan was approved by the shareholders at the Registrant’s annual meeting of shareholders.  The Registrant desires to have the Carryover Shares, which were previously registered under the Prior Registration Statements for offer or sale under the Prior Plans, registered under this Registration Statement for offer and sale under the Consolidated Plan.  The Carryover Shares are no longer available for new awards under the Prior Plans, each of which expired on March 23, 2010.  A post-effective amendment to the Prior Registration Statements to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.  Such documents need not be filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Multimedia Games, Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(1)           the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2009;

(2)           the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended on December 31, 2009 and March 31, 2010;

(3)           the Company’s Current Reports on Form 8-K filed with the Commission on February 8, February 9, March 11, March 15, March 26, April 7, April 30, and May 6, 2010; and

(4)           the Registrant’s Registration Statement on Form S-3 (File No. 333-16729) filed with the Commission on November 25, 1996, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, and as amended on Form S-3/A as filed with the Commission on January 6, 1997.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Texas Business Organizations Code, as amended (the “TBOC”), grants to a corporation the power to indemnify a director, former director, or delegate who was, is or is threatened to be made a respondent in a proceeding against judgments and other expenses that are reasonable and actually incurred in connection therewith, if it is determined that such person: (1) acted in good faith; (2) reasonably believed, (a) in the case of conduct in the person's official capacity, that the person's conduct was in the corporation's best interests, and (b) in any other case, that the person's conduct was not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, did not have reasonable cause to believe that the person's conduct was unlawful. The determination to indemnify must be made by: (1) a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (2) a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (3) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (1) or (2); or (4) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent.

Indemnification under the TBOC of a person who is found liable to the corporation or is found liable because the person improperly received a personal benefit: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; (2) does not include a judgment, a penalty, a fine and an excise or similar tax; and (3) may not be made in relation to a proceeding in which the person has been found liable for (a) willful or intentional misconduct in the performance of the person's duty to the corporation, (b) breach of the person's duty of loyalty owed to the corporation, or (c) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Finally, the TBOC states that a corporation shall indemnify a director, former director, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a director or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

The TBOC provides that the corporation may pay or reimburse reasonable expenses incurred by a present director or delegate who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding without making the required determination described above after the corporation receives a written affirmation by the person of his good faith belief that the person has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if it is ultimately determined that the person has not met that standard or if it is ultimately determined that indemnification of the person is not otherwise permitted under the TBOC.

With respect to persons other than directors, the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (1) the corporation’s governing documents; (2) an action by the corporation’s Board of Directors; (3) resolution by the shareholders; (4) contract; or (5) common law.  Further, the TBOC provides that a corporation shall indemnify and advance expenses to an officer to the same extent that indemnification or advancement of expenses is required for a director.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under the TBOC.

Article Ten of the Registrant’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), provides that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent that any applicable law may prevent such director from being relieved of such personal liability.

The Registrant’s Third Amended and Restated Bylaws (the “Bylaws”) provides for the indemnification of its officers, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under Texas law.

The Registrant has entered into indemnification agreements with certain of its officers that contractually provide for indemnification and expense advancement. Both the Bylaws and the agreements include related provisions meant to facilitate the indemnitees’ receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of a reviewing party that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined therein). In addition, the Registrant may purchase officers liability insurance policies for its officers.

The above discussion of the TBOC, Texas law, and of the Registrant’s Articles and Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the Articles and the Bylaws.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See Index to Exhibits.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on May 21, 2010.

MULTIMEDIA GAMES, INC.

By:  /s/ Uri Clinton
  Uri Clinton
  Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears on the following signature page constitutes and appoints Uri Clinton, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Patrick J. Ramsey	Interim Chief Executive Officer (Principal Executive Officer)	May 21, 2010
Patrick J. Ramsey

/s/ Adam D. Chibib	Chief Financial Officer (Principal Financial Officer)	May 21, 2010
Adam D. Chibib

/s/ Michael J Maples, Sr.	Chairman of the Board	May 21, 2010
Michael J. Maples, Sr.	Director

/s/ Stephen J. Greathouse	Vice Chairman of the Board	May 21, 2010
Stephen J. Greathouse	Director

/s/ Neil E. Jenkins	Director	May 21, 2010
Neil E. Jenkins

/s/ Justin A. Orlando	Director	May 21, 2010
Justin A. Orlando

/s/ Anthony M. Sanfilippo	Director	May 21, 2010
Anthony M. Sanfilippo

/s/ Timothy S. Stanley	Director	May 21, 2010
Timothy S. Stanley

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

3.1
Amended and Restated Articles of Incorporation of the Registrant is incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission effective May 15, 1997 (File No. 000-28318), and as amended on the Registrant’s Form 10-Q filed with the Commission for the quarter ended December 31, 2003 (File No. 001-14551)

3.2
Third Amended and Restated Bylaws of the Registrant is incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2010 (File No. 000-28318)

5.1	Legal Opinion of DLA Piper LLP (US)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

24.1	Power of Attorney (included in signature pages to this Registration Statement)

99.1	Consolidated Equity Incentive Plan is incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission effective March 26, 2010 (File No. 000-28318)